Exhibit 10.14
SUNOCO LP
2012 LONG-TERM INCENTIVE PLAN
Time-Vested Restricted Phantom Unit Agreement

This Time-Vested Restricted Phantom Unit Agreement (the “Agreement”), is entered into on the date of acceptance by the Participant (as defined below) and is made by and between Sunoco LP (the “Partnership”) and the Participant.
Recitals:
WHEREAS, Sunoco GP LLC (the “Company”), the general partner of the Partnership, maintains the Sunoco LP 2012 Long Term Incentive Plan, as amended and restated from time to time (the “Plan”), which Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company; and
WHEREAS, the Committee has determined to make an award (the “Award”) to the Participant of restricted phantom units (“Restricted Phantom Units”), representing the right to receive, following vesting of and upon vesting/settlement of the Award, common units representing limited partnership interests in the Partnership, subject to a risk of forfeiture pursuant to the terms and conditions of this Agreement and the Plan; and
WHEREAS, the Participant has determined to accept such Award;
NOW, THEREFORE, the Partnership and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I:
Award of Restricted Phantom Units
1.1 Award. Subject to the terms and conditions of the Plan and this Agreement, the Partnership hereby grants the Participant an Award of Restricted Phantom Units as specified within the Participant’s RSU account within Fidelity Stock Plan Services, LLC (the Company’s online equity award tracking system at the time of the award). The details of the Award are as follows:

(a)	Participant: Participant Name

(b)	Date of Grant: Grant Date

(c)	Total Number of Restricted Phantom Units: Number of Awards Granted

(d)	Vesting Schedule:
60% on the third December 5th following the date of the Award
40% on the fifth December 5th following the date of the Award
This Award includes tandem Distribution Equivalent Rights (“DERs”), which entitle the Participant to receive with respect to each Restricted Phantom Unit, so long as the underlying Restricted Phantom Unit has not either vested or been forfeited, an amount in cash equal to the distributions per common unit made by the Partnership on its outstanding common units with such payment being made promptly following each such distribution made by the Partnership.
1.2 Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the Plan, the provisions in the Plan shall govern and prevail. This Agreement is subject in all respects to the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of any rights earned or otherwise due to Participant hereunder. Capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.
1.3 Vesting/Payments. Except as otherwise provided herein, this Award is subject to vesting over a five (5) year period, with 60% of this Award to vest on the third December 5th following the date of the Award, and the remaining 40% to vest on the fifth December 5th following the date of the Award subject to the Participant’s continued employment with the Partnership or one of its affiliates on each applicable vesting date.

(a)
Settlement of Vested Restricted Phantom Units. Upon the vesting of a Restricted Phantom Unit, as soon as practicable thereafter, the Company or the Partnership shall deliver or cause to be delivered to the Participant one common unit of the Partnership for each vested Restricted Phantom Unit, subject to applicable governmental tax withholdings described in 1.3(c).

(b)
Payment of DERs. As noted above, the Participant is entitled to receive from the Partnership, with respect to each Restricted Phantom Unit that has not either vested or been forfeited, DERs. Upon the forfeiture or vesting of the underlying Restricted Phantom Unit, the associated DER will automatically expire and no further payments shall be made with respect to such DER, except with respect to amounts not yet paid with respect to distributions on Units made prior to the date of such forfeiture or vesting.

(c)
Tax Withholding. All vestings of Restricted Phantom Units and payments with respect to DERs under this Agreement are subject to applicable governmental tax withholdings as determined by the Partnership. Prior to vesting of Restricted Phantom Units or payment with respect to DERs, the Participant must satisfy applicable governmental tax withholding due with respect to such vesting or payment.

(i)
Payment in Units. Participant may elect to satisfy tax withholding obligations associated with the vesting of Restricted Phantom Units in cash or by surrendering a number of Units sufficient to satisfy such withholding obligations. The Fair Market Value of each vesting Restricted Phantom Unit shall be determined in accordance with the Plan.

(ii)	Payment in Cash. Cash payments of DERs, shall be made net of any applicable governmental tax withholding.
1.4 Change of Control. Notwithstanding Section 1.3 of this Agreement, in the event of a Change of Control, as that term is defined in the Plan, occurring prior to the date all outstanding Restricted Phantom Units granted hereunder have vested in accordance with Section 1.3 above, all then-outstanding unvested Restricted Phantom Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and the Partnership shall deliver the Units (or the amount of cash equal to the Fair Market Value of such Units as of the date of such event) to the Participant as soon as practicable thereafter, but in no events later than March 15 of the calendar year following the calendar year in which the Change of Control occurs.
1.5 Termination of Employment.
(a) Death, or Permanent Disability. No portion of this Award shall be forfeited as a result of the occurrence, prior to the end of the Restricted Period, of the Participant’s death, or Disability. Instead, in the event of the Participant’s death or Disability, this Award shall become immediately vested and nonforfeitable and the Company or the Partnership shall deliver the Units to the Participant or the Participant’s estate, as soon as practicable thereafter.
(b) Qualified Retirement. Participants who have at least ten years of service with the Company and/or its affiliates and leave the Partnership, or one of its affiliates or subsidiaries, voluntarily due to retirement will be eligible for the accelerated vesting of this Award per the following schedule:
•Participants ages 65-68 are eligible for the accelerated vesting of 40% of the remaining unvested Restricted Phantom Units under the Award at the time of the Participant’s retirement.
•Participants over the age of 68 are eligible for the accelerated vesting of 50% of the remaining unvested Restricted Phantom Units under the Award at the time of the Participant’s retirement.
(c) Termination due other than to Death, Disability or Qualified Retirement. The Award granted hereunder is for the express purpose of retaining the services and engagement of the Participant for the full time of the Restricted Period. Except as otherwise provided in the Plan or in Section 1.5(a) and (b) of this Agreement, the unvested portion of this Award shall be automatically forfeited for no consideration as a result of the termination of the Participant’s employment with the Partnership or one of its affiliates by reason of retirement prior to the end of the Restricted Period, and Participant shall not have any further rights with respect to any such forfeited Restricted Phantom Units.
(d) Leaves of Absence. The Committee shall determine whether any leave of absence constitutes a termination of employment within the meaning of the Plan and the impact of such leave of absence on awards made to Participant under the Plan.

ARTICLE II
General Provisions
2.1 Successors and Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Company, Partnership and their respective successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Partnership’s assets and business. Unless otherwise provided by the Committee: (a) no part of this Award shall be assignable or transferable by the Participant, except by will or the laws of descent and distribution; and (b) during the Participant’s life, this Award shall be payable only to Participant, or Participant’s guardian or legal representative. In the event of the Participant’s death, payment, to the extent permitted by this Agreement and the Plan, shall be made to the Participant’s estate.
2.2 Rights as a Limited Partner. Until Units have been validly issued (as fully paid Units representing limited partnership interests in the Partnership) in settlement of vested Restricted Phantom Units to the Participant or any other person, neither Participant nor such other person shall be entitled to any privileges of common unit ownership, (including, without limitation, any voting rights or any right to distributions paid with respect to the common units underlying the Restricted Phantom Units), or otherwise have any rights as a limited partner, by reason of the Award.
2.3 Amendment. This Agreement shall not be amended or modified except by an instrument in writing executed by both parties hereto.
2.4 Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.
2.5 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.
2.6 Notices. Communications shall be addressed and directed to the parties, as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:
(a) if to the Company or Partnership:        Sunoco LP
8111 Westchester Drive, Suite 600
Dallas, Texas 75225
Attn: Chief Human Resources Officer
Notices to the Company or the Partnership shall be deemed to have been duly given or made upon actual receipt by the Company or the Partnership.
(b) if to the Participant: to the address for Participant as it appears on the Partnership’s records.
2.7 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.
2.8 Copy of Plan. By the acceptance of this Agreement, the Participant acknowledges receipt of a copy of the Plan.
2.9 Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.
BY ACCEPTING THIS AGREEMENT ONLINE YOU AGREE TO THE TERMS OF THE AWARD AS SPECIFIED HEREIN.